Exhibit (m)

SYNTAX ETF TRUST

Rule 12b-1 Distribution and Service Plan

1.             The Trust. Syntax ETF Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and organized as a series trust (each such series is referred to herein as a "Fund").

2.             The Plan. The Trust desires to adopt a plan of distribution pursuant to Rule 12b-l under the 1940 Act with respect to the shares of beneficial interest ("Shares") of each Fund, and the Board of Trustees of the Trust (the "Board of Trustees") has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the "Plan") will benefit the Funds listed on Appendix A (each a "Designated Fund") and their holders of Shares. Accordingly, each Designated Fund hereby adopts this Plan in accordance with Rule 12b-l under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Funds' registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

3.             The Distributor. The Trust has entered into a written Distribution Agreement with Foreside Fund Services, LLC (the "Distributor"), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares as described in the Funds' registration statement ("Creation Units") of each Fund.

4.             Payments. The Designated Fund will pay fees, in the amounts and on the terms as may hereafter be determined by the Board of Trustees, that collectively will not exceed, on an annualized basis, 0.25% of the Designated Fund's average daily net assets for purposes permitted by Rule 12b-l.

Any agreement between the Trust and the Distributor or the Distributor and any other party referred to above shall be approved by the Board of Trustees as a related agreement under this Plan. All agreements related to this Plan (including the Distribution Agreement and each Investor Services Agreement (ISO)) shall be in writing and shall provide:

(A) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Designated Fund, on not more than 60 days' written notice to any other party to the agreement, and

(B) that such agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). The Investor Services Agreement shall require the ISO to provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth therein. Each Investor Services Agreement shall provide that the ISO claiming Investor Services Fees under this Plan must represent in writing in connection with the reports and information to be provided to the Distributor: (i) that it has been engaged in the requisite activities enumerated in subparagraph (c)(i) of this Plan and the respective Investor Services Agreement, and (ii) that the positions reported as representing its holdings of Shares at each of the three month ends in any quarterly period hereunder are true, accurate and complete.

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Exhibit (m)

Distribution expenses incurred in any one year in excess of 0.25% of each Fund's average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Board of Trustees including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the "Independent Trustees").

5.            Effective Date. This Plan shall become effective upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. The plan will not be implemented until such time as the Fund is no longer in reimbursement, at which point notification and more details will be provided to the Trustees for their review.

6.            Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to the Designated Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7.            Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in paragraph 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

8.             Termination. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

9.             Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

10.          Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in paragraph 9 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

11.          Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act).

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Exhibit (m)

12.          Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Plan adopted March 28, 2018

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Exhibit (m)

APPENDIX A

Designated Funds:

Syntax Stratified LargeCap ETF